Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Provides Update on Data Safety Monitoring Committee Review and Phase III

INACTINE™ Acute Clinical Trial Program

Watertown, MA (October 8, 2004) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective products, announced that an independent data safety monitoring committee (DSMC) yesterday reported to the Company its conclusion that the Company’s ongoing Phase III acute study for the INACTINE™ pathogen reduction system may continue without modification of the study. The DSMC also concluded that further review of submitted data was warranted as enrollment in the acute study continues, and requested that the Company provide clarification of certain data and other information. The DSMC arrived at its conclusion after it reviewed preliminary data on approximately 20% of the 200 evaluable patients expected to be enrolled in the study. This subset of patients enrolled to-date reflects the first group of patients that completed the study. The principal objective of the DSMC review was to evaluate interim safety of the study. The need for the review was established during the Company’s discussions with the FDA, together with other steps designed to ensure the continuing safety of the study.

Vitex previously reported continued enrollment of patients in the Phase III trial for INACTINE in acute indications. The Company has recruited twenty-four (24) sites to participate in the clinical trial and believes it will complete patient enrollment and preliminary data analysis in the first half of 2005.

As previously disclosed, Vitex is in ongoing discussions with the FDA regarding Vitex’s plan to pursue an acute only indication for its INACTINE red blood cell system. These discussions were initiated following halting of the Phase III chronic study of INACTINE red cells in 2003 due to antibody formation in sickle cell anemia patients receiving repeat transfusions of INACTINE treated red cells. The FDA has expressed concerns regarding the licensing of the INACTINE system in light of the presence of antibodies observed in the chronic trial. Vitex believes that some of these concerns may be addressed through the combination of supplemental clinical trials and the implementation of a control system to ensure that patients who have previously received INACTINE red cells do not receive INACTINE red cells in subsequent hospitalizations. Vitex has met with the FDA and presented proposals on supplemental clinical trials. The type and design of supplemental clinical trials are expected to be the subject of continuing discussions between the Company and the FDA. The FDA has indicated that it will require the review of additional data, including the results of the Phase III trial for INACTINE in acute indications, before fully responding to Vitex’s proposals for additional clinical trials.

The FDA has also indicated that, in addition to the need for the FDA and Vitex to reach agreement on the clinical development program, an acceptable INACTINE control system would likely be a condition of licensure for INACTINE red cells. Vitex believes that such a control system may be technically feasible and may be capable of being implemented by hospitals purchasing INACTINE red cells. Such a control system also would have to be economically viable and approved by the FDA. Vitex is initiating discussions with the FDA on Vitex’s approaches to the development of such a control system.

In addition to the DSMC review, the FDA has directed Vitex to implement additional patient safety monitoring procedures in the ongoing Phase III acute trial. Vitex has implemented these procedures and is periodically updating the FDA on trial data. While the Company believes that the steps it has taken will address the FDA recommendations, further steps could be required by the FDA.

The Company has also recently received from the FDA a written request for further information relating to an August 2004 amendment to the Company’s IND. The amendment included responses to questions raised by the Agency relating to procedures for patient safety monitoring used in the previously halted Phase III chronic study. The Company is preparing a written response to the FDA’s request and expects that communication with the Agency in this matter will continue.

About Vitex

Vitex is developing the next generation of anti-infective products. The Company’s proprietary INACTINE™ technology, currently in a Phase III clinical trial for use in acute transfusions, is designed to inactivate a wide range of viruses, bacteria and parasites in units of red blood cells, and has also demonstrated its ability to remove prion proteins from red cell units. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: http://www.vitechnologies.com.

Vitex has entered into a definitive merger agreement with privately-held Panacos Pharmaceuticals, a biotechnology company discovering and developing novel antiviral drugs for the treatment of HIV and other major human viral diseases. Terms of the merger, which is subject to the approval of the shareholders of Vitex and Panacos, are contained in the Joint Proxy Statement/ Prospectus dated July 13, 2004 and in the Form S-4 Registration Statement on file with the Securities and Exchange Commission.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Vitex filed a Registration Statement on Form S-4, as amended, in connection with the merger, and Vitex and Panacos have mailed a Joint Proxy Statement/Prospectus to their stockholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully. The Registration Statement and the Joint Proxy Statement/Prospectus contain important information about Vitex, Panacos, the merger and related matters. Investors and security holders can obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov, and by calling Vitex Investor Relations at 617-926-1551.

Vitex and Panacos, and their respective directors, executive officers and certain members of management and employees will be soliciting proxies from Vitex and Panacos stockholders in favor of the adoption of the merger agreement and the transactions associated with the merger. A description of any interests that Vitex’s and Panacos’ directors and executive officers have in the merger is available in the Joint Proxy Statement/Prospectus.